    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997

                                                      REGISTRATION NO. 333-18567
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           QUALITY FOOD CENTERS, INC.
             (Exact name of registrant as specified in its charter)

              WASHINGTON                       10112 N.E. 10TH STREET,                        91-1330075
     (State or other jurisdiction             BELLEVUE, WASHINGTON 98004         (I.R.S. Employer Identification No.)
  of incorporation or organization)        TELEPHONE NUMBER (206) 455-7361
                                          (address, including zip code, and
                                                   telephone number
                                         including area code, of registrant's
                                             principal executive offices)

                         ------------------------------

                                MARC W. EVANGER
                                VICE PRESIDENT,
                CHIEF FINANCIAL OFFICER AND SECRETARY/TREASURER
                           QUALITY FOOD CENTERS, INC.
                            10112 N.E. 10TH STREET,
                           BELLEVUE, WASHINGTON 98004
                                 (206) 455-3761
           (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)
                         ------------------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
                              JOHN B. TEHAN, ESQ.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM
                                                                                  OFFERING           PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                     AMOUNT TO BE          PRICE PER UNIT            AGGREGATE
            SECURITIES TO BE REGISTERED               REGISTERED(1)(2)(3)         (2)(4)(5)          OFFERING PRICE(5)
Debt Securities....................................      $500,000,000               100%              $500,000,000(6)
Preferred Stock....................................
Common Stock.......................................

              TITLE OF EACH CLASS OF                       AMOUNT OF
            SECURITIES TO BE REGISTERED                REGISTRATION FEE
Debt Securities....................................       $151,515(7)
Preferred Stock....................................
Common Stock.......................................

(1) This Registration Statement also covers such indeterminate amount of Debt Securities, Preferred Stock and Common Stock as may be issued in exchange for, or upon conversion of, as the case may be, the Debt Securities or Preferred Stock registered hereunder.

(2) Not specified as to each class of securities to be registered pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933, as amended.

(3) The aggregate principal amount of the Debt Securities may be increased if any Debt Securities are issued at an original issue discount by an amount such that the gross proceeds to be received by the Registrant shall be equal to the above amount to be registered. Any offering of Debt Securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities at the time of initial offering.

(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(6) No separate consideration will be received for any Debt Securities, Preferred Stock and Common Stock registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the Debt Securities or Preferred Stock registered hereunder.

(7) Paid on December 23, 1996.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 17, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                  $500,000,000
                           QUALITY FOOD CENTERS, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

    Quality Food Centers, Inc. ("QFC" or the "Company") may issue and sell from time to time (i) unsecured debt securities in one or more series, which may be either senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or subordinated (the "Subordinated Debt Securities"; the Senior Debt Securities, the Senior Subordinated Debt Securities and the Subordinated Debt Securities being referred to collectively as the "Debt Securities"), (ii) shares of preferred stock, $.001 par value per share, in one or more series (the "Preferred Stock") and (iii) shares of common stock, $.001 par value per share (the "Common Stock") . The Debt Securities, Preferred Stock and Common Stock (collectively, the "Securities") will be limited to $500,000,000 aggregate public offering price.

    The specific terms of the particular Securities to be issued will be set forth in a supplement to this Prospectus (a "Prospectus Supplement") which will be delivered together with this Prospectus, including, where applicable, (i) in the case of Common Stock, the number of shares, (ii) in the case of Preferred Stock, the specific designation, number of shares and liquidation value thereof and the dividend, liquidation, redemption, voting and other rights, including conversion or exchange rights, if any, and any other special terms and (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (or manner of calculation thereof) and time of payment of interest, if any, and redemption or repayment terms, if any, the currency, currencies or currency unit or units in which the Debt Securities shall be payable, whether such Debt Securities will be subordinated, any other rights, including conversion or exchange rights, if any, and any other special terms or covenants. The Prospectus Supplement will also contain information regarding the initial public offering price, the net proceeds to QFC and, where applicable, the United States Federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

    QFC may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through dealers or agents. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.


    QFC's Common Stock is listed on the Nasdaq National Market under the symbol "QFCI." The Prospectus Supplement will contain information about any listing on a securities exchange or other trading market of the Securities covered by the Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The date of this Prospectus is           , 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QFC OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                             AVAILABLE INFORMATION

    QFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information filed by QFC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

    QFC has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from the Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.
                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

    (1) QFC's Annual Report on Form 10-K for the year ended December 30, 1995;

    (2) QFC's Quarterly Reports on Form 10-Q for the twelve weeks ended March 23, 1996, the twelve weeks ended June 15, 1996 and the twelve weeks ended September 7, 1996; and


    (3) QFC's Current Report on Form 8-K dated November 12, 1996, as amended by QFC's Current Reports on Form 8-K/A dated December 24, 1996 and December 27, 1996.


    All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person to whom this Prospectus is delivered from the Treasurer of QFC, 10112 N.E. 10th Street, Bellevue, Washington 98004 (telephone number (206) 455-3761).

                                  THE COMPANY

    QFC operates a chain of supermarkets in the Seattle/Puget Sound region in the State of Washington. QFC began operations in 1954 with four stores and has grown through acquisition and new store development to 64 stores today. QFC is incorporated under the laws of the State of Washington and has its principal executive offices at 10112 N.E. 10th Street, Bellevue, Washington 98004 (telephone number (206) 455-3761).

                                THE ACQUISITIONS

    The statements made under this heading relating to the proposed acquisitions of Hughes Markets, Inc. and Keith Uddenberg, Inc. (collectively, the "Acquisitions") are summaries of the agreements described herein, do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

HUGHES MARKETS, INC.


    HUGHES MERGER AGREEMENT. QFC, QHI Acquisition Corporation ("QHI"), a California corporation and as of the date hereof, a wholly owned subsidiary of QFC, and Hughes Markets, Inc. ("Hughes"), a California corporation, entered into an Agreement and Plan of Merger, dated as of November 20, 1996 (the "Hughes Merger Agreement"), pursuant to which QHI will be merged with and into Hughes (the "Hughes Acquisition"), with Hughes continuing as the surviving corporation. The aggregate consideration to be paid for all outstanding shares of common stock of Hughes will be approximately $360 million (the "Hughes Purchase Price") and will be subject to increase for each week that the Hughes Acquisition is delayed past a certain deadline because of a delay in obtaining the financing for the Hughes Acquisition, subject to certain exceptions. In lieu of calling and convening a meeting of its shareholders, Hughes has obtained the written consent of the requisite majority of its shareholders for approval of the Hughes Merger Agreement and the transactions contemplated thereby. Hughes is an independently owned supermarket chain of 56 stores in southern California.



    The respective obligations of QFC and Hughes to effect the Hughes Acquisition are subject to the satisfaction of certain conditions, including but not limited to (i) the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) the absence of any judicial order or legal restraint preventing the consummation of the Hughes Acquisition. The obligations of QFC to effect the Hughes Acquisition are further conditioned on, among others: (i) the execution and delivery in a form reasonably satisfactory to QFC of all material agreements, and all revisions, amendments and modifications thereto, relating to the construction by Santee Dairy, Inc. ("Santee"), currently a 50% owned affiliate of Hughes, of a new dairy plant (such agreements, as revised, amended or otherwise modified, the "Santee Agreements"); (ii) the total capital cost of constructing Santee's new plant not exceeding specified limits; and (iii) there not having occurred and be continuing for at least ten consecutive trading days
(x) a decline of 20% or more in the Dow Jones Average of Industrial Stocks from the November 20, 1996 closing level, (y) an increase of the yield on the ten year U.S. Treasury notes to 8.50% per annum or higher or (z) a similar material disruption in the capital markets which makes it impracticable for QFC to obtain the necessary financing for the Hughes Acquisition. Except to the extent set forth above in clause (iii), QFC's obligations to consummate the Hughes Acquisition pursuant to the Hughes Merger Agreement are not conditioned upon its ability to raise sufficient funds to do so.



    The Hughes Merger Agreement contains customary representations, warranties and covenants and provides for termination prior to closing under certain circumstances. If the Hughes Merger Agreement is terminated (i) by mutual consent of the parties, (ii) by either QFC or Hughes because the shareholders of Hughes have not approved the Hughes Acquisition, or (iii) by QFC because (x) the Board of Directors of

Hughes withdraws its recommendation of the Hughes Acquisition or recommends the acquisition of control of Hughes by a party other than QFC or any of its subsidiaries (such party, a "Third Party" and such acquisition, a "Third Party Acquisition"), (y) a Third Party acquires more than 25% of the common stock of Hughes or (z) any of the Principal Shareholders (as defined below) breaches any representation, warranty or covenant in the Principal Shareholders Agreement (as defined below), and within 12 months Hughes effects a Third Party Acquisition, then Hughes will pay to QFC a fee in the amount of $7.2 million.



    PRINCIPAL SHAREHOLDERS AGREEMENT. Pursuant to the agreement, dated as of November 20, 1996, by and among QFC and certain shareholders of Hughes who hold approximately 91% of the common stock of Hughes (such shareholders, the "Principal Shareholders"; such agreement, the "Principal Shareholders Agreement"), the Principal Shareholders have agreed, among other things, (i) to give their written consent to the Hughes Acquisition, to the execution and delivery by Hughes of the Hughes Merger Agreement and the approval of the terms thereof and to each of the other actions contemplated thereby and by the Principal Shareholders Agreement; (ii) to vote all of their shares in favor of the Hughes Merger Agreement and the transactions contemplated thereby at any meeting of shareholders; and (iii) not to enter into any agreement to vote or to give their written consent or any instructions inconsistent with clauses (i) or
(ii). The written consents of all Principal Shareholders approving the Hughes Merger Agreement and the transactions contemplated thereby were delivered to QFC by November 25, 1996.



    SANTEE DAIRIES. Hughes and Stater Bros. Inc. ("Stater Bros.") are co-owners of Santee, which operates one of the largest dairy plants in California. Prior to November 1996, Santee was a 51%-owned subsidiary of Hughes, and the accounts of Santee were included in the consolidated financial statements of Hughes. In November 1996, Hughes sold a 1% interest in Santee to Stater Bros. (which previously owned 49% of Santee), resulting in (i) Hughes and Stater Bros. each becoming 50% owners of Santee and (ii) Santee ceasing to be a consolidated subsidiary of Hughes.


KEITH UDDENBERG, INC.


    KUI MERGER AGREEMENT. QFC, KU Acquisition Corporation ("KUA"), a Washington corporation and wholly-owned subsidiary of QFC, and Keith Uddenberg, Inc. ("KUI"), a Washington corporation, entered into an Agreement and Plan of Merger, dated as of December 18, 1996 (the "KUI Merger Agreement"), pursuant to which KUI will be merged with and into KUA (the "KUI Acquisition"), with KUA continuing as the surviving corporation. The aggregate consideration to be paid for all outstanding shares of capital stock of KUI will be approximately $76.1 million, less any debt of KUI outstanding at the time of the KUI Acquisition, plus working capital of KUI at the time of the KUI Acquisition, plus the appraised fair market value of certain properties of KUI (which is estimated to have a value of approximately $11.4 million), subject to certain further adjustments. The consideration will be paid 50% in cash and 50% in Common Stock, based on a fixed price per share of Common Stock of $39.075, although the shareholders of KUI will have the option of being paid entirely in cash. Prior to the KUI Acquisition, KUI will distribute to its shareholders, in a "spin-off" transaction (the "Spin-Off"), certain property, including assets unrelated to its grocery store business, real estate owned by KUI and one grocery store. KUI operates 25 stores in the western and southern Puget Sound region of the State of Washington.



    The respective obligations of QFC and KUI to effect the KUI Acquisition are subject to the satisfaction of certain conditions, including but not limited to
(i) the termination or expiration of the relevant waiting period under the HSR Act, (ii) the absence of any judicial order or legal restraint preventing the consummation of the KUI Acquisition and (iii) the qualification of the KUI Acquisition as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (unless the shareholders of KUI elect to receive all cash consideration). The KUI Merger Agreement includes provisions pursuant to which the parties may make certain adjustments to cause the KUI Acquisition to qualify as a tax-free reorganization, if possible. The obligations of QFC to effect the KUI Acquisition are further conditioned on, among other things, receipt of an opinion of counsel to QFC as to certain tax matters, including the qualification of the Spin-Off as a tax-free transaction. QFC's obligation to consummate the KUI Acquisition pursuant to the KUI Merger Agreement is not conditioned upon its ability to raise sufficient funds to do so.



    The KUI Merger Agreement contains customary representations, warranties and covenants, including covenants of QFC intended to ensure the qualification of the KUI Acquisition as a tax-free reorganization that may restrict the disposition of the surviving corporation or its assets after the KUI Acquisition. The KUI Merger Agreement also provides for termination prior to closing under certain circumstances.



    In addition, at the time of the KUI Acquisition QFC expects to enter into an Investors Rights Agreement granting to the former KUI shareholders certain demand and piggyback registration rights.


FINANCING


    QFC expects that the cash consideration payable in the Acquisitions will be financed by any of the following: (i) borrowings under QFC's credit facility, as it may be amended, (ii) proceeds of debt and/or equity securities, or (iii) any combination of the foregoing.


                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of QFC for the periods indicated:

                     FISCAL YEAR                         36 WEEKS ENDED
-----------------------------------------------------   SEPTEMBER 7, 1996
  1991       1992       1993       1994       1995     -------------------
---------  ---------  ---------  ---------  ---------
22.43          22.70      17.64      15.71       3.30            3.28

    For purposes of these ratios, (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to earnings before income taxes and (ii) fixed charges are comprised of interest expense and the estimated interest portion of rentals.

                                USE OF PROCEEDS

    The Securities may be offered by the Company from time to time as determined by the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the Company's funds and will be used for general corporate purposes, including development, acquisition or capital improvement of its stores and operations. If the Acquisitions are consummated, the Company may use all or a portion of the net proceeds from one or more series of the Securities to pay all or a portion of the cash consideration payable in the Acquisitions. The Company may also use borrowings under its credit facility, as it may be amended, to pay all or a portion of such cash consideration and/or may use the proceeds from the sale of other debt securities to pay all or a portion of such consideration.

                         DESCRIPTION OF DEBT SECURITIES

    The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be (i) senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Indenture") to be entered into between the Company and the trustee to be named therein (the "Senior Trustee"), (ii) senior subordinated unsecured obligations (the "Senior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the Senior Subordinated Indenture") to be entered into between the Company and the trustee to be named therein, or (iii) subordinated unsecured obligations (the "Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Subordinated Indenture") to be entered into between the Company and the trustee to be named therein (the "Subordinated Trustee"). The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes hereinafter referred to, collectively, as the "Indentures" and, individually, as an "Indenture"; and the Senior Trustee, Senior Subordinated Trustee and Subordinated Trustee are sometimes hereinafter referred to, collectively, as the "Trustees" or individually, as a "Trustee." The forms of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The summary of certain provisions of the Indentures and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indentures, which provisions (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indentures. As used in this "Description of Debt Securities," all references to the "Company" shall mean Quality Food Centers, Inc., excluding, unless the context shall otherwise require, its subsidiaries.

    The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of the Debt Securities offered thereby may differ from the terms set forth below.

GENERAL

    The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (which may be expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of and premium, if any, on such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates therefor; (7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series);
(13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Securities; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the relevant Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the relevant Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the relevant Indenture; (16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities);
(18) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (19) whether such Debt Securities will be Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities; (20) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (21) any other terms of such Debt Securities.

    As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

    Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency will be specified in the Prospectus Supplement relating thereto.

    Under the Indentures, the terms of the Debt Securities of any series may differ and, unless otherwise provided in the applicable Prospectus Supplement, the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of any Bearer Securities.

    Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

    Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of the principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of that selection; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or
(iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the

Company. The Senior Subordinated Debt Securities will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities. The Subordinated Debt Securities will be unsecured subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities and the Senior Subordinated Debt Securities). See "--Subordination of Senior Subordinated and Subordinated Debt Securities."

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any global Debt Securities and certain limitations and restrictions relating to any global Bearer Securities will be described in the applicable Prospectus Supplement.

OUTSTANDING DEBT SECURITIES

    In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

    The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE

    The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

CERTAIN COVENANTS OF THE COMPANY

    The following covenant will be contained in each of the Indentures. Any additional covenants applicable to any series of Debt Securities will be set forth in the applicable Prospectus Supplement.

    MERGER, SHARE EXCHANGE AND SALE OF ASSETS. Each Indenture provides that the Company will not, in any transaction or series of transactions, merge or enter into a share exchange with, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as to, any person or persons, and the Company will not permit any of its Subsidiaries (as defined in the applicable Prospectus Supplement) to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or share exchange, the Company shall be the surviving person of such merger or consolidation, or (ii) the person formed by such share exchange or into which the Company or such Subsidiary is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the relevant Debt Securities and Indenture; (b) immediately after giving effect to such transaction, no Event of Default under such Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under such Indenture, shall have happened and be continuing; and (c) certain other conditions (including such as may be specified in the applicable Prospectus Supplement) are met.

    Upon any such merger, share exchange, sale, assignment, conveyance, transfer, lease or other disposition in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities.

EVENTS OF DEFAULT

    An Event of Default with respect to the Debt Securities of any series is defined in the relevant Indenture as being: (i) default in the payment of any interest on any of the Debt Securities of such series (or any Additional Amounts payable in respect of such interest) when the same becomes due and payable and continuance of such default for 30 days; (ii) default in the payment of any principal of or premium, if any, on any Debt Security of such series (or any Additional Amounts payable in respect of such principal or premium) when the same becomes due and payable (whether at stated maturity, upon acceleration, optional redemption, required purchase, scheduled principal payment or otherwise); (iii) default in making any sinking fund payment or payment under any analogous provision when due with respect to any Debt Security of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty in the relevant Indenture (other than a covenant or warranty included therein solely for the benefit of a series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 30 days after notice to the Company by the relevant Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary (as defined in the applicable Prospectus Supplement) of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series as described in the applicable Prospectus Supplement. Each Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

    Each Indenture provides that if an Event of Default (other than as specified in clause (vi) above) with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) and accrued and unpaid interest, if any, on all of the Debt Securities of such series to be due and payable immediately; and, if an Event of Default specified in clause (vi) above occurs and is continuing, the principal of (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) and accrued and unpaid interest, if any, on all of the Debt Securities of such series shall become due and payable immediately without any declaration or other act on the part of the Trustee or the holders thereof. Upon certain conditions such acceleration may be annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

    Subject to the provisions of the Trust Indenture Act of 1939 requiring each Trustee, during an Event of Default under the relevant Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered such Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under an Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under such Indenture with respect to such series. Each Indenture requires the annual filing by the Company with the relevant Trustee of a certificate as to whether or not the Company is in default under the terms of such Indenture.

MODIFICATION, WAIVERS AND MEETINGS

    Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by a modification or amendment, to modify or amend any of the provisions of such Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under such Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under such Indenture or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or adversely affect any right of repayment at the option of any holder, or change any place where, or the currency in which, any Debt Securities issued under such Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities, or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of such Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) solely in the case of the Senior Subordinated Indenture and the Subordinated Indenture, modify any of the provisions of the specific Article in such Indenture relating to subordination of the Debt Securities issued under such Indenture or the definition of Senior Indebtedness therein in a manner adverse to the holders of the Debt Securities issued under such Indenture, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under such Indenture so affected. Each Indenture also contains provisions permitting the Company and the relevant Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend such Indenture in order to, among other things,
(a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under such Indenture; (b) to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in such Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the relevant Indenture. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

    Each Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the relevant Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of such Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that (i) any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series and (ii) any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is more than a majority, in principal amount of the outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the relevant Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Upon the direction of the Company, any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the relevant Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series have become due and payable or have been called for redemption and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such foreign currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal, premium, if any, and interest, if any (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the date fixed for redemption thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions (including such as may be specified in the applicable Prospectus Supplement) are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

    Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations under certain covenants applicable to such Debt Securities (which covenants will be described in the applicable Prospectus Supplement), and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such foreign currency in which such Debt Securities are payable at stated maturity, and/or Government Obligations (as defined in the relevant Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and premium, if any, and interest, if any, on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the due dates therefor, whether upon maturity, redemption or otherwise.

    Such defeasance or covenant defeasance shall only be effective if, among other things, (i) the Company shall have delivered to the relevant Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (ii) no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default under the relevant Indenture shall have occurred and be continuing on the date of such deposit or, insofar as clause (vi) of the first paragraph under "--Events of Default" is concerned, at any time during the period ending on the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);
(iii) such defeasance or
covenant defeasance shall not cause such Trustee to have a conflicting interest with respect to any securities of the Company; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, such Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound; (v) the Company shall have delivered to such Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to avoidance or recovery under any applicable bankruptcy laws; and (vi) the Company shall have satisfied certain further conditions, including delivery to the Trustee of an officers' certificate and an opinion of counsel, each stating that all conditions precedent under such Indenture to such defeasance or covenant defeasance, as the case may be, have been complied with.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the foreign currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, premium, if any, and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause
(a) above, the applicable market exchange rate for such foreign currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such foreign currency in effect (as nearly as feasible) at the time of the Conversion Event.

    "Conversion Event" means the cessation of use of (i) a foreign currency both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default (including any Event of Default with respect to any covenant as to which such covenant defeasance is not applicable), the amount of monies and/or Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

    The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

SUBORDINATION OF SENIOR SUBORDINATED AND SUBORDINATED DEBT SECURITIES

    The payment of the principal of, premium, if any, and interest, if any, on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture and Subordinated Indenture, respectively, and as may be further described in the applicable Prospectus Supplement, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness which may at any time and from time to time be outstanding.

    Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Senior Subordinated Debt Securities or Subordinated Debt Securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be.

    In addition, the applicable Prospectus Supplement may provide that no payment on account of the Senior Subordinated Debt Securities or Subordinated Debt Securities offered thereby shall be made during the continuance of certain defaults with respect to the Senior Indebtedness or certain designated Senior Indebtedness of the Company.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets (excluding the distribution of certain permitted equity or subordinated securities) of the Company is received by the Senior Subordinated Trustee or the Subordinated Trustee or the holders of any of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, under the circumstances described above and before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    If the Company fails to make any payments on the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series when due or within any applicable grace period, whether or not on account of any payment blockage provisions that may be set forth in the applicable Prospectus Supplement, such failure would constitute an Event of Default under the relevant Indenture and would enable the holders of such Debt Securities to accelerate the maturity thereof. See "--Events of Default."

    By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Senior Subordinated Debt Securities or the Subordinated Debt Securities and the holders of Senior Subordinated Debt Securities and Subordinated Debt Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Senior Subordinated Debt Securities or Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of

Senior Indebtedness and may recover more, ratably, than the holders of the Senior Subordinated Debt Securities and Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Senior Subordinated Debt Securities and Subordinated Debt Securities. The Senior Subordinated Indenture and Subordinated Indenture provide that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of such Indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

    If this Prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the definition of Senior Indebtedness applicable thereto and the approximate amount of such Senior Indebtedness outstanding as of a recent date.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of a series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The following description of the Preferred Stock summarizes certain provisions of the Articles of Incorporation of QFC (the "Articles") and is subject to and qualified in its entirety by reference to the Articles and any actual Articles of Amendment which will be filed with the SEC promptly after any offering of such series of Preferred Stock.

GENERAL
    The Articles authorize 1,000,000 shares of Preferred Stock and permits the Board of Directors, without further shareholder authorization, to issue Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences over dividends on the Common Stock; conversion rights, if any; voting rights, if any (in addition to those provided by law); redemption rights, if any, and the terms of any sinking fund therefor; and rights on liquidation, including preferences over the Common Stock, which action could adversely affect the rights of holders of Common Stock.

    As of the date of this Prospectus, QFC has no shares of Preferred Stock outstanding. QFC may amend from time to time, with shareholder approval, the Articles to increase the number of authorized shares of Preferred Stock.

    The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation of such Preferred Stock, the number of shares offered and the liquidation value thereof; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) the liquidation preference thereof; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange provisions of such Preferred Stock; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions of such Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of the Preferred Stock, if any. Holders of Preferred Stock will have no preemptive rights to subscribe for or purchase shares of capital stock.

DIVIDEND RIGHTS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of QFC legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of QFC on such record dates as will be fixed by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and QFC shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

    No full dividends will be declared or paid or set apart for payment on preferred stock of any series ranking, as to dividends, on a parity with or junior to any series of Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment on such series of Preferred Stock for the then-current dividend period and, if such Preferred Stock is cumulative, all other dividend periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared PRO RATA so that the amount of dividends declared per share on such series of the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends, including, in the case of cumulative Preferred Stock, accumulations, if any, in respect of prior dividend periods, per share on such series of the Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative Preferred Stock, accumulations, if any, in respect of prior dividend periods, on all outstanding shares of any series of the Preferred Stock have been paid or declared and set aside for payment, no dividends (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Common Stock or any other stock of QFC ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor will any Common Stock or any other stock of QFC ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by QFC (except by conversion into or exchange for stock of QFC ranking junior to such series of the Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

    Except as set forth in the Prospectus Supplement relating to a series of Preferred Stock, the amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period longer or shorter than a full dividend period shall be computed on the basis of 30-day months and a 360-day year.

    Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of QFC, the holders of each series of Preferred Stock will be entitled to receive out of assets of QFC available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock include cumulative rights to dividends, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of QFC, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of QFC ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the

Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of QFC in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of QFC. Neither the sale of all or substantially all the property or business of QFC nor the merger or share exchange of QFC with or into any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of QFC.

REDEMPTION

    A series of the Preferred Stock may be redeemable, in whole or in part, at the option of QFC, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

    The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of Preferred Stock which will be redeemed by QFC in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid (cumulative or non-cumulative, as the case may be) dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of QFC, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

    If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or PRO RATA as may be determined by the Board of Directors or by any other method which may be determined by the Board of Directors to be equitable. From and after the date of redemption (unless default shall be made by QFC in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and, subject to compliance with Section 23B.06.030(3) of the Washington Business Corporation Act (the "Washington Business Corporation Act") all rights of the holders thereof (except the right to receive the redemption price) shall cease.

    In the event that full dividends, including accumulations in the case of cumulative Preferred Stock, on any series of the Preferred Stock have not been paid, such series of the Preferred Stock may not be redeemed in part and QFC may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

CONVERSION OR EXCHANGE RIGHTS

    The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of such series are convertible into, or exchangeable for, securities of QFC or another person.

VOTING RIGHTS

    The Prospectus Supplement for any series of the Preferred Stock will state the voting rights, if any, including any voting rights expressly required by applicable law, of the holders of any such series of Preferred Stock.

                          DESCRIPTION OF COMMON STOCK

    The following description of the terms of the Common Stock summarizes certain provisions of the Washington Business Corporation Act and the Articles and is subject to and qualified in its entirety by reference to such provisions and documents.

GENERAL

    The Articles currently authorize the issuance of up to 60,000,000 shares of Common Stock. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding. The Common Stock does not have any preemptive rights. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

    Holders of the shares of Common Stock are entitled to vote in person or by proxy at all meetings of shareholders of the Company for the election of directors and for other purposes. Such holders have one vote for each share of Common Stock held by them. In voting for directors, the Common Stock does not have cumulative voting rights. The Company's directors are divided into three classes of approximately equal size and are elected for staggered terms of three years, with one such class being elected at each annual meeting of shareholders.

PROVISIONS AFFECTING ACQUISITION OF THE COMPANY

    Except as otherwise described below (and in addition to any voting rights granted to or held by holders of Preferred Stock) the approval of any merger, share exchange, sale, lease, exchange or disposition of all or substantially all of QFC's property, otherwise than in the usual and regular course of business, or proposal to dissolve, requires the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock. In addition, the Articles provide that (i) any merger, consolidation, combination or reorganization of the Company with or into any person who, together with its affiliates or associates or any group of persons that has agreed to act together, is or becomes the beneficial owner of five percent or more of the Company's outstanding voting stock who did not, on March 4, 1987, own five percent or more of the Company's voting stock (an "Interested Person"), (ii) any sale, lease, exchange, transfer, liquidation or other disposition of more than ten percent of the Fair Market Value (as defined in the Articles) of the total consolidated assets of the Company to an Interested Person, (iii) any sale, lease, exchange, transfer, liquidation or other disposition of more than ten percent of the Fair Market Value of the total consolidated assets of an Interested Person to the Company, (iv) any issuance or transfer of any securities of the Company (other than by way of a pro rata distribution to all shareholders) to an Interested Person which, when aggregated with all prior issuances and transfers to such Interested Person of securities of the Company during the preceding 365 days, constitutes five percent or more of the outstanding shares of any class or series of securities of the Company, (v) any acquisition by the Company of one percent or more of any outstanding class or series of debt or equity securities of an Interested Person, (vi) any recapitalization or reorganization that would have the effect of increasing the voting power of an Interested Person and (vii) any agreement or other arrangement for any of the foregoing transactions (collectively, a "Business Combination"), must be approved by the vote of at least 66 2/3% of the outstanding voting stock of the Company, unless the proposed Business Combination is (a) approved by a majority of the directors ("Continuing Directors") who are unaffiliated with such Interested Person and are not such Interested Person and who were directors before such Interested Person became an Interested Person or who were elected or nominated by a majority of the Continuing Directors or (b) structured to provide for payment of cash or other consideration to the Company's shareholders in a manner which satisfies certain requirements of the Articles (the "Fair Price Requirements").

    The Fair Price Requirements provide that a Business Combination must provide for an offer to all holders of each class of equity securities of either cash or the same type of consideration used by the Interested Person to acquire the largest number of shares of such class previously acquired by the Interested Person, and that the value of the consideration must be at least equal to the highest of (i) the highest price paid by the Interested Person within 18 months before the date of announcement of the proposed Business Combination (the "Announcement Date") or in the transaction or series of transactions in which such person became an Interested Person, (ii) the higher of the Fair Market Value per share of such class on the Announcement Date or the date on which such person became an Interested Person and (iii) if applicable, the redemption price per share of such class or the amount per share such class is entitled to receive upon liquidation of the Company. The Fair Price Requirements are further conditioned on approval by the affirmative vote of the holders of a majority of the Disinterested Shares (as defined in the Articles).

    The Articles provide that the provisions of the Articles (i) requiring super majority approval of Business Combinations involving Interested Persons, (ii) defining the number of directors of the Company and the classification, election and removal thereof, (iii) eliminating cumulative voting and preemptive rights,
(iv) providing for indemnification and limitation of liability of directors and officers, (v) establishing procedures for calling special meetings of shareholders and for handling shareholder proposals and (vi) establishing the Company's authorized capital stock, may not be amended without approval (a) by a majority of the authorized number of directors and, if an Interested Person exists, by a majority of Continuing Directors or (b) by holders of at least
66 2/3% of the Company's outstanding voting stock.

    The foregoing provisions of the Articles as well as the staggered terms for directors and the availability of Preferred Stock for issuance without shareholder approval may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the shareholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent management more difficult. On the other hand, these provisions may induce any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors.

    Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "Target Corporation" (as defined in the Act), with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined generally as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or a reclassification of securities that has the effect of increasing the proportionate share of the outstanding securities held by the Acquiring Person. An Acquiring Person may avoid the prohibition against effecting certain significant business transactions with the Target Corporation if the per share consideration paid to holders of outstanding shares of common stock and other classes of stock of the Target Corporation meets certain minimum criteria or if the board of directors of the Target Corporation, at the time of the share acquisition, approves the proposed significant business transaction. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock of the Company is ChaseMellon Shareholder Services.

                              PLAN OF DISTRIBUTION

GENERAL

    QFC may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

    The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

    Offers to purchase Securities may be solicited directly by QFC or by agents designated by QFC from time to time. Any such agent, which may be deemed to be an underwriter, as such term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by QFC to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may engage in transactions with, or perform services for, QFC and/or certain affiliates thereof in the ordinary course of business. An agent may resell a Security purchased by it as principal to another broker-dealer at a discount.

    If an underwriter or underwriters are utilized in the sale, QFC will execute an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities.

    Except as otherwise indicated in the applicable Prospectus Supplement, if a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, QFC will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with QFC, to indemnification against, or contribution with respect to, certain civil liabilities under the Securities Act.

    Each underwriter, dealer and agent participating in the distribution of any Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, QFC may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from QFC at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless QFC otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of QFC. Contracts will be not subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by QFC.

    The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                    EXPERTS

    The financial statements of QFC incorporated by reference in QFC's Annual Report on Form 10-K for the year ended December 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and such financial statements are incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP given upon the authority of that firm as experts in accounting and auditing.

    The financial statements of Hughes Markets, Inc. incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

    The legality of the Securities to be offered hereby will be passed upon for QFC by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017, in respect of New York law, and by Bogle & Gates P.L.L.C., Seattle, Washington, in respect of Washington law.

                                    PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Filing Fee.....................  $ 151,515
Printing and Distributing Registration Statement, Prospectus,
  Prospectus Supplement, Underwriting Agreement, Securities and
  Miscellaneous Material..........................................    125,000*
Accountants' Fees and Expenses....................................    100,000*
Legal Fees and Expenses...........................................    150,000*
Blue Sky Fees and Expenses........................................     15,000*
Miscellaneous Expenses............................................     58,485*
      Total.......................................................  $ 600,000
                                                                    ---------
                                                                    ---------


------------------------

*   Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 23B.08.510 through 23B.08.600, as amended, of the Washington Business Corporation Act provide that a Washington corporation may indemnify, among others, its officers, directors, employees and agents under the circumstances described in the statute. QFC's Bylaws contain indemnification provisions substantially similar to Sections 23B.08.510 through 23B.08.600 of the Washington Business Corporation Act. Article IX of the Articles of Incorporation of QFC provides for indemnification of QFC directors and officers as follows:

        "Section 1. INDEMNIFICATION. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expense to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "Section 2. LIMITATION ON LIABILITY OF DIRECTORS. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his conduct as a director, except for
    (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any such acts or omissions of such director occurring prior to such amendment or repeal."

    The directors and officers of QFC are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by QFC.

ITEM 16. EXHIBITS.


    *1         Form of Underwriting Agreement.
    2(a)       Agreement and Plan of Merger, dated as of November 20, 1996, among the
               Company, QHI Acquisition Corporation and Hughes Markets, Inc.
    2(b)       Principal Stockholders Agreement, dated as of November 20, 1996, among QFC and certain stockholders of Hughes Markets, Inc.
    2(c)       Agreement and Plan of Merger, dated as of December 18, 1996, among QFC, KU
               Acquisition Corporation, Keith Uddenberg, Inc. and the shareholders named therein.
    2(d)       Form of Investors Rights Agreement to be entered into by and among QFC and certain shareholders of Keith Uddenberg, Inc.
    4(a)       Form of Indenture with respect to Senior Debt Securities.
    4(b)       Form of Indenture with respect to Senior Subordinated Debt Securities.
    4(c)       Form of Indenture with respect to Subordinated Debt Securities.
    4(d)       The form or forms of any series of Debt Securities or Preferred Stock, and the Articles of Amendment for any series of Preferred Stock, and certificates evidencing Common Stock registered hereunder will be filed as an exhibit to a
               Current Report of QFC on Form 8-K and incorporated herein by reference.
    4(e)       Articles of Incorporation of QFC (incorporated by reference to QFC's Annual
               Report on Form 10-K filed March 29, 1991).
    4(f)       Amended and Restated Bylaws of QFC (incorporated by reference to QFC's Annual
               Report on Form 10-K filed March 20, 1996).
    **5(a)     Opinion of Simpson Thacher & Bartlett.
    **5(b)     Opinion of Bogle & Gates P.L.L.C.
    12         Computation of Ratios of Earnings to Fixed Charges.
    **23(a)    Consent of Deloitte & Touche LLP.
    23(b)      Consent of Simpson Thacher & Bartlett (contained in the opinion filed as
               Exhibit 5(a)).
    23(c)      Consent of Bogle & Gates P.L.L.C. (contained in the opinion filed as Exhibit
               5(b)).
    **23(d)    Consent of Arthur Andersen LLP.
    24         Power of Attorney (included on signature page).
    **25(a)    Statement of Eligibility of Senior Debt Trustee on Form T-1.
    **25(b)    Statement of Eligibility of Senior Subordinated Debt Trustee on Form T-1.
    **25(c)    Statement of Eligibility of Subordinated Debt Trustee on Form T-1.


------------------------

* To be filed by a Current Report on Form 8-K and incorporated herein by reference.


**  Filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Quality Food Centers, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on the 16th day of January, 1997.


                                QUALITY FOOD CENTERS, INC.

                                BY              /S/ MARC W. EVANGER
                                     ------------------------------------------
                                        (Marc W. Evanger, VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Dan Kourkoumelis and Marc W. Evanger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                             TITLE                                     DATE
------------------------------------------  ---------------------------------------------------------  ----------------------

         CHRISTOPHER A. SINCLAIR*
    ---------------------------------       President, Chief Executive Officer and Director                  January 16, 1997
         Christopher A. Sinclair            (Principal Executive Officer)
            DAN KOURKOUMELIS*
    ---------------------------------       President, Chief Executive Officer and Director                  January 16, 1997
             Dan Kourkoumelis
           /s/ MARC W. EVANGER
    ---------------------------------       Vice President and Chief Financial Officer (Principal            January 16, 1997
             Marc W. Evanger                Financial and Accounting Officer)
             STUART M. SLOAN*
    ---------------------------------       Chairman of the Board of Directors                               January 16, 1997
             Stuart M. Sloan
         JOHN W. CREIGHTON, JR.*
    ---------------------------------       Director                                                         January 16, 1997
          John W. Creighton, Jr.
            MARC H. RAPAPORT*
    ---------------------------------       Director                                                         January 16, 1997
             Marc H. Rapaport
           RONALD A. WEINSTEIN*
    ---------------------------------       Director                                                         January 16, 1997
           Ronald A. Weinstein
            MAURICE F. OLSON*
    ---------------------------------       Director                                                         January 16, 1997
             Maurice F. Olson
               SAMUEL ZELL*
    ---------------------------------       Director                                                         January 16, 1997
               Samuel Zell
           SHELI Z. ROSENBERG*
    ---------------------------------       Director                                                         January 16, 1997
            Sheli Z. Rosenberg



                  /s/ MARC W. EVANGER
           ---------------------------------
                   (Marc W. Evanger,
  *By:             ATTORNEY-IN-FACT)